EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Registration Statement of BioRestorative Therapies, Inc. (the "Company") on Form S-8 of our report dated March 30, 2016, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the consolidated financial statements of BioRestorative Therapies, Inc. and Subsidiaries as of December 31, 2015 and 2014 and for the years then ended, appearing in the Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP
New York, NY
November 15, 2016